EXHIBIT 99.1
NOTICE OF OPTIONAL REDEMPTION

Farmers Capital Bank Trust III

22,500 Capital Securities (the "Capital Securities")
(Liquidation Amount $1,000.00 per Capital Security)
(CUSIP of Capital Securities 30956PAA3)*

and

696 Common Securities (the "Common Securities")
(Liquidation Amount $1,000.00 per Common Security)
(the "Common Securities" and collectively with the "Capital Securities," the "Securities")

Notice is hereby given pursuant to Annex I, Section 4(e)(i) of the Amended and Restated Declaration of Trust (the "Declaration of Trust") dated as of August 14, 2007 between WesBanco, Inc., a West Virginia corporation (successor-in-interest to Farmers Capital Bank Corporation), as Sponsor (the "Sponsor"), Wilmington Trust Company as Institutional Trustee (the "Institutional Trustee") and the Administrators named therein that the Sponsor has elected to exercise its right to redeem its Fixed/Floating Rate Junior Subordinated Debt Securities due 2037 (the "Debentures").  As a result, Farmers Capital Bank Trust III (the "Trust") is required to use the proceeds received from such optional redemption to redeem its Securities.

The optional redemption date for the Securities will be May 1, 2019 (the "Optional Redemption Date").  In accordance with the Declaration of Trust and the Securities, the optional redemption price to be paid by the Trust for the Securities is 100% of the Liquidation Amount of the Securities plus accrued and unpaid interest to the Optional Redemption Date (the "Optional Redemption Price").  The Optional Redemption Price shall become due and payable on the Optional Redemption Date in respect of each surrendered Securities and interest on each Securities (whether or not surrendered) shall cease to accrue on and after the Optional Redemption Date.

In order to receive payment of the Optional Redemption Price, the Securities certificates must be presented and surrendered to the Institutional Trustee, as paying agent ("the "Paying Agent") at the address indicated below:

By First Class/Registered/Certified Mail or Overnight Courier:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE  19890
Attn:  Workflow Management – 5th Floor
Telephone:  (302) 636-6524

The method of delivery of the Securities is at the election and risk of the holder surrendering the Securities and delivery will be deemed made only when actually received by the Paying Agent.  If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

NOTICE
Amounts may be deducted and withheld from the Optional Redemption Price as required by U.S. federal tax law.  When presenting your Securities, you must provide the applicable withholding agent with a properly completed and executed IRS Form W-9 or applicable IRS Forms W-8, as the case may be.

*The Institutional Trustee makes no representation as to the correctness of any CUSIP numbers either as printed on the Capital Securities or as contained in this notice of optional redemption or related materials.

Dated:  March 12, 2019